CERTIFICATE OF FORMATION OF CONECTIV BETHLEHEM, LLC

            The undersigned, an authorized natural person, in order to form a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act, hereby certifies as follows:

            Section 1.       Name.       The name of the limited liability company is Conectiv Bethlehem, LLC (the "Company").

            Section 2.       Registered Office and Registered Agent.       The address of the Company's registered office in the State of Delaware is 800 King Street, Wilmington, in the County of New Castle, 19801; and its registered agent at such office shall be Conectiv Resource Partners, Inc. c/o Legal Department.

            Section 3.       Purpose.       The purpose and the nature and objects of the business to be transacted, promoted, conducted or carried out by the Company are: (i) to develop, construct, test, install, start up, own, operate and finance an approximately 1090 MW electric generating facility on a single site in Lower Saucon Township and the City of Bethlehem, Pennsylvania; (ii) to carry out all of its obligations and exercise all of its rights under the agreements, instruments, promissory notes, certificates, financing statements or documents entered into for the accomplishment of the above-mentioned purposes; and (iii) to engage in any lawful act or activity and to exercise any powers permitted under the laws of Delaware that, in either case, are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes.

            Section 4.       Limitation on Personal Liability of Members and Managers.       The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

            IN WITNESS WHEREOF, the undersigned, an authorized natural person of the Company, hereby certifies that the facts stated herein are true as of July 30, 2002.

/s/ Nina J. Clements Nina J. Clements Authorized Person